Zia Masood Kiani & Co.
CHARTERED ACCOUNTANTS

Suite # 21, Block B
Abu Dhabi Tower
F-11 Markaz, Islamabad-Pakistan
Tel: +92-51-2111906-7
Fax: +92-51-2700908
Email: info@thezmk.com
www.thezmk.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 14, 2017 relating to our audit of the balance sheets of Quest Management Inc. as of October 31, 2016, the related statements of operations, stockholders' equity, and cash flows for the year ended October 31, 2016 included in the Annual Report of Quest Management Inc. on Form 10-K for the year ended October 31, 2016.

Ziamasood Kiani & Co.

/s/ Zia Masood Kiani & Co.
(Chartered Accountants)
Islamabad, Pakistan

Date: February 14, 2017